Exhibit 99.3

JONES ENERGY, INC. ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER MEETING AND CHANGES TO ITS BOARD OF DIRECTORS

Austin, TX — May 18, 2017 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today following its annual meeting of stockholders that the nominees for election of Class I Directors have been elected. Secondly, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm was also approved.  Further, the Company announced today that, prior to the annual meeting of stockholders, Mr. Howard Hoffen and Mr. Gregory Myers resigned from the Company’s Board of Directors. The resignations were not the result of any disagreements with the Company. In connection with the resignations, the remaining members of the Board voted unanimously to reduce the size of the Company’s Board of Directors from seven members to five members, consisting of Jonny Jones, Mike S. McConnell, Alan D. Bell, Hal S. Washburn and Robb L. Voyles.

Jonny Jones, Founder, Chairman and CEO of Jones Energy commented, “I want to thank our shareholders for their participation in our annual meeting, as we had approximately 98% of actual ballots cast voting to approve our Class I Directors who stood for re-election. I also want to thank both Howard and Greg for their eight years of service on our Board of Directors and for their continued support of Jones Energy. Since 2009, when they joined our Board, we have built a strong organization though hard work and dedication. Going forward, both Howard and Greg plan to focus their efforts on other demands and obligations. This is a turning point in the makeup of our Board of Directors and I am looking forward to our future as a Company, especially as we continue to execute on our 2017 goals.”

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO